CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 43 to Registration Statement No. 033-79482 on Form N-1A of our reports dated January 17, 2014, relating to the financial statements and financial highlights of Global Allocation Fund, Strategic Allocation: Conservative Fund, Strategic Allocation: Moderate Fund, and Strategic Allocation: Aggressive Fund, each a series of American Century Strategic Asset Allocations, Inc., appearing in the Annual Report on Form N-CSR of American Century Strategic Asset Allocations, Inc. for the year ended November 30, 2013, and to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.
/s/ Deloitte & Touche LLP

Kansas City, Missouri
November 25, 2014